FY 2012 Q4 Earnings Release Conference Call Transcript
June 28, 2012

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator: Good afternoon, everyone. Welcome to NIKE's Fiscal 2012 Fourth Quarter Conference Call. For those who need to reference today's press release, you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and At-Once orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc. business, including Equipment, NIKE Golf, Cole Haan, Converse, Hurley and Umbro are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc. businesses that have license sales. Wholesale equivalent sales include both reported revenue and estimations of sales by licensee based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc., and should not be relied upon as a financial measure of actual results.

Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliation can be found at NIKE's website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall , Vice President, Treasury and Investor Relations:  Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2012 fourth quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about 1 hour ago and at our website, investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc.'s President and CEO, Mark Parker; followed by Charlie Denson, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. [Operator Instructions] Thanks for your cooperation with this.

With that, I'll now turn the call over to NIKE, Inc.'s President and CEO, Mark Parker.

Mark Parker: President & Chief Executive Officer, NIKE, Inc.:  Thanks, Kelley, and good afternoon, everyone. Fiscal 2012 said a lot about NIKE and a lot about our world. We operate in a highly competitive industry in a rapidly evolving global economy. Success requires a growth strategy anchored in strength, focus and flexibility. In fiscal 2012, we demonstrated our strengths: products, services and digital experiences that lead the industry; connections to athletes and consumers that are deep and meaningful; a portfolio of businesses that is broad, deep and financially strong; and most important, talent and leadership that is world-class. These are important competitive advantages for NIKE, and we've leveraged them over the last decade to deliver growth in line with our long-term financial model. And as you know, that model is defined by 4 key metrics: high-single digit revenue growth, mid-teens EPS growth, expanding ROIC and consistent increases in cash payouts to shareholders. That model helped drive total shareholder return that put NIKE, Inc. in the top 15% of companies in the S&P 500.

In fiscal '12, our revenues reached $24.1 billion; that's up 16%, our highest growth rate in 15 years. NIKE Brand revenues grew 16%, and Converse had another great year with revenues up 17%. There's no doubt about the power of our brands and the strong consumer demand for our products. That said, we didn't deliver as much of that growth to the bottom line as we would have liked. We've faced significant input cost pressures throughout the year, as well as some unexpected items in the fourth quarter, which Don will detail in a minute.

Although we successfully raised prices and improved our inventory position quarter-by-quarter, gross margin fell 220 basis points on the year. We offset a significant portion of that downdraft by leveraging SG&A, which grew slower than revenue. As a result, earnings per share grew 8% to $4.73. Those results are solid given the volatility in the global economy, and we remain confident that our earnings will grow faster than revenue over the long-term.

Fiscal 2012 also demonstrated our focus. We continue to work the levers of our business model to mitigate risks from macroeconomic forces, while we invest in the biggest growth opportunities. NIKE has the size and breadth to do that on a global scale. Sometimes the decisions are easy, like investing in a new generation of digital products and services while bringing great consumer experiences to retail. And sometimes the decisions are much tougher, like divesting of Cole Haan and Umbro. But every decision is based on increasing our ability to deliver sustainable, profitable growth. And we're confident our NIKE, Converse, Jordan and Hurley brands have virtually unlimited growth potential.

At our last Investor Day, I told you we aim to be a $28 billion to $30 billion company by the end of fiscal 2015. I remain confident we'll achieve that goal, even with our leaner portfolio of brands. Quite simply, we are a growth company and that always -- it always starts with innovation. I'm a designer and a self-avowed product geek, so I have incredibly high expectations of our team when it comes to innovating for athletes. And we delivered on that promise in fiscal 2012.

We launched game-changing digital products like FuelBand and NIKE+ for Basketball and Training. We evolved footwear technology with new generations of Lunar, NIKE Free and a radical new approach to shoe creation called Flyknit. And we raised the bar in Apparel from the TurboSpeed suit for elite sprinters to a new generation of uniforms for all 32 teams in the NFL. And by the way, the response from the players and fans is beyond anything we ever expected and anything the NFL has ever seen. We delivered more game-changing innovation in a shorter window of time than ever before, and you'll hear more on that from Charlie in just a moment.

The real skill in converting innovation is converting innovation into long-term growth. When I started at this company, we were still trying to make NIKE a $1 billion business and things are a bit different today. Running alone is a $3.7 billion business because we connect with those athletes through the category offense. China is a $2.5 billion geography because young Chinese consumers understand our brands and we understand them.

Converse is a $2.5 billion brand on a wholesale equivalent basis because it does a great job of leveraging franchise products and celebrating youth culture. Direct to Consumer is a $3.9 billion sales channel because we create retail experiences that bring excitement to the marketplace. And today, Lunar footwear is a $2 billion franchise at retail. And the incredibly successful NIKE Free Footwear, which started as a natural motion concept in our Running category, generates nearly 50% of its revenue from other categories. That's the leverage model at its best, turning these great product ideas into company-wide platforms.

All of these mega businesses started out as simple ideas; opportunities that showed promise for growth, so we committed to them, we invested in them and they continue to deliver new potential. So as I look at fiscal 2013, I expect persistent challenges along with big opportunity. We will see continued uncertainty in the global economy, commodities and labor costs will continue to fluctuate, currency pressures increase, especially in Europe and the Emerging Markets and China's economy is expected to grow more slowly than we've seen over the past 5 years.

We're not immune to these factors; nobody is, but our potential and our determination to realize it remains undiminished. I also see very important trends that play directly into our strengths. There's a strong appetite for authentic brands and genuine innovation. Digital technology is just beginning to show what's possible in products, services and at retail. And new partnerships continue to advance how products are manufactured and distributed.

NIKE is uniquely able to deliver the kind of innovation that truly inspires consumers and drives real growth. We operate a complete offense that is enabled by the breadth and diversity of our portfolio. More than brands and categories, the portfolio allows us to compete across all dimensions: Footwear, apparel, equipment and services at wholesale and in our own stores, and across price points and channels, and we do it 24/7 all around the world.

So what does all that look like? Well, it reminds me a bit of what I saw last week. I was at Hayward Field down in Eugene, Oregon for the Olympic trials, and I was lucky enough to witness Ashton Eaton's incredible world record performance in the decathlon. Not only did he set world and personal bests in several events, he did it over 2 days of miserable conditions. And when fans and other athletes were trying to avoid the rain, Ashton walked around like it was a sunny, summer day, totally focused on performing his best. One of the few bits of sunshine came during the final event, the 1,500 meters, and that put him in the record books as the world's greatest athlete. He raised the bar for himself and the entire sport. It was the kind of moment that inspires all of us to do the same, and we will.

So with that, I want to thank you, and here's Charlie.

Charlie Denson, President NIKE Brand:  Thanks, Mark. Good afternoon, everybody. While the NIKE Brand delivered solid growth for Q4, on a constant currency basis, global revenue was up 14%. We grew in every geography and all of our key categories, with 6 growing double digits.

NIKE Brand DTC revenue increased 21%, driven by comp store growth in our factory and in-line doors and a 23% increase in online sales. And our Global Futures number grew 12%. That's a very strong quarter of top line growth. We did it on the strength of our product innovation, the power of the brand and the differentiation we create through distribution. Those are good tools to work with, and they really come to life in the categories. As you know, that's where we connect with athletes and consumers who represent clear opportunities for significant growth. The best example of that right now is our Running business. It's up 31% in constant currency for fiscal year 2012 coming in, as Mark said, at $3.7 billion, and that's on top of a 30% growth number last year, over $1.5 billion of incremental revenue over the past 2 years.

So why the boom in running? There are lots of parts to that answer. It's a universal activity. You can do it alone or you can do it with your friends. You can do it virtually your whole life and there's a low barrier to entry. Running also offers some of the most dramatic moments in sports. You saw that in the women's 100-meter final at the Olympic trials down at Eugene. Allyson Felix and Jeneba Tarmoh finished in a dead heat to decide who would run in the 100 meters in London. It was an unbelievable finish and even if you can't run the 100 in 11 flat, running still offers a tremendous health benefit.

What's new in running is the rise of digital technology and services. Runners are technology-oriented athletes who recognize genuine innovation. Digital speaks to them becomes it helps them train, compete and measure their performance. Digital services can motivate them and connect them to other runners. Today running is a social activity, and digital is helping drive participation rates through the roof all over the world.

Most of our new performance innovation starts in the Running category before it expands into other categories and even other brands. So when we create NIKE+ and Free, Lunar or Flyknit like we did this year, we're really launching a long-term platform for growth, then we expand on the platform using the brand to develop apps, events and services that add value and opportunity. And we bring it to life in destination retail, where consumers can get the full NIKE running experience. That's the future of connecting with athletes and consumers.

It's the same model in Global Football. It starts with amazing products like the Mercurial 8 boot and a new generation of lightweight, sustainable uniforms we created for the Euro Champs. Footballers also have an amazing appetite for great stories. Last month, we launched the My Time is Now campaign. It's been seen by nearly 20 million viewers on YouTube already. Lots of energy in our Global Football business. We're up 12%, excluding FX, to over $2 billion in fiscal 2012. And by the way, it doesn't hurt when NIKE athletes score more goals in the Euro Champs than all of your competition combined. We like that.

Okay, real quick, I want to mention Sportswear. We added over $400 million in incremental revenue in fiscal year 2012. That's a good number. As Mark has said many times, Apparel is one of our biggest growth opportunities and a big part of our Sportswear strategy. Here's how we're getting after it.

We look at product in 3 dimensions: how athletes compete, how they train and then how they express themselves. We call this our Amplify Sport Strategy. It's a complete relationship with the athlete, and we believe it's the key to unlocking new growth in Footwear and especially in Apparel. To accelerate that potential, we're integrating sportswear apparel design more directly into our categories, forging a much deeper and more meaningful connection between performance and sportswear. We're in the early stages, and initial signs show we're on the right path.

Okay, let's move out of categories into a couple of the key geographies. Starting with North America, another amazing year with $8.8 billion total revenue for the entire fiscal year. That's more than $2 billion of incremental revenue in the last 2 years and for the first time, we exceeded $2 billion in EBIT for a single year; monster year for North America. I've been doing this for a while and about every 5 years, I hear that North America is mature or it's saturated or it's overdeveloped or some other word that insists that our growth here is over. So how do we keep knocking it out of the park in this market? The simple answer is we've always seen opportunity. We know that innovation does create excitement, whether it's the LeBron 9, or 32 new NFL uniforms, or our Brand Experience store in Portland. We're able to expand existing segments and create new ones. We're a highly evolved brand in North America. We have unique expertise and insights, and we share those insights with our retail partners, leading to successful destinations like the Foot Locker House of Hoops or The NIKE Track Club at the Finish Line or The Field House concept at Dick's Sporting Goods, all contributing to our success.

So if you were to ask me to describe in one word our potential in North America, I guess I'd have to call it infinite. In Western Europe, the word I'd use here is regional. That's fundamentally the nature of their economy and the currency issues we're all paying so much attention to. It's also the nature of our opportunity here. In fiscal year '12 revenue topped $4 billion, and we saw good momentum in most key performance categories in both Footwear and Apparel. The message here is that performance works, and our performance is the core of our Amplify Sport Strategy. There's a lot from North America that we can't apply in Europe. That's why we realigned our organization to get closer to our consumers and their shared passion for sports. And we're evaluating -- or excuse me, and we're elevating distribution strategies to leverage the brand and our retail partners across the entire region. This will help create more space to deliver innovative product, strengthen the brand and, ultimately, enable a quicker separation as conditions improve.

Let's go to China next. We delivered a great year in China. Revenue grow -- grew to $2.5 billion. That's an 18% increase year-over-year on a constant currency basis. Our growth strategy in China has been spot on, but it's never been static and neither is that market. The Chinese economy is evolving; consumers are more discerning and sophisticated. The competition is sharper. None of this is a surprise. In fact, it's a natural evolution that we've seen in many markets. But just like North America, China continues to hold vast potential for those companies who can see and create new opportunity, so we're adapting key parts of our offense in China to leverage our operational fundamentals, strong consumer connections and our ability to transform the marketplace. First, we're using more China-specific insights and product design. Second, we'll continue to expand the exposure and the understanding of the NIKE Brand, extending our leadership position while creating more energy around sport for Chinese youth. And third, we're driving differentiation in our distribution model to align with the category offense, expand market capacity and increase retail productivity. And we're doing that with our key retail partners as well as our own stores and online. We believe the China market is ready to embrace new ideas in merchandising and brand presentation at retail.

Now these aren't simple changes. They're going take some time to get baked in. But we're confident in our strategy and our ability to create and sustain our leadership position and continue to grow over the long term.

Okay, last stop, Emerging Markets. Excluding changes in FX, revenue from our Emerging Markets geography grew 23% in Q4. That pushed fiscal year '12 revenue beyond $3 billion, up 26% from last year. Very strong performances from Korea, Mexico, Argentina. In fact, most territories grew over 20%, and we saw double-digit growth across all key categories.

What I find most rewarding is that our success in the Emerging Markets is as broad and deep across products and categories as the geography is diverse. And just in case you forgot, Brazil, which grew close to 30% in fiscal year '12, will be hosting the World Cup and the Olympics over the next 4 years.

Overall, fiscal 2012 is a great year for the NIKE Brand. That said, I echo Mark's comments. Our intent is to see more of our top line growth translate to the bottom line. To improve gross margin, we always start with product cost. We have strong mechanics in place, like lean manufacturing and sourcing consolidation. We're aggressively leveraging our scale and diversity, and we're driving breakthrough innovation like Flyknit that over time will deliver both economic and sustainability benefits.

Our second area of focus is our supply chain. We've caught up with demand, easing shipping costs and improving our on-time delivery.

The final lever we're pulling to improve gross margins is pricing. The price-value relationship and brand strength go hand in hand. We'll continue to invest in the strength of the brand and maximize pricing opportunities as we've always done, but -- and we're confident in our ability to move gross margins higher over time.

On inventory, I feel very good about our progress. Our growth rate continues to fall each quarter, delivery timing has improved greatly since last year and we're better equipped to meet strong demand going forward. Unit inventory growth and closeouts continue to improve sequentially as planned. And the quality of our inventory is very good, with most of the growth coming from higher input costs, higher growth geographies and new businesses like the NFL. Of course, there are a lot of moving parts to inventory and there are pockets like Western Europe and China where we still have some cleaning up to do. But we're making good progress, adjusting our buying patterns and leveraging our network factory stores. I expect inventory will continue to improve as we move into the new fiscal year.

So what's ahead for the NIKE Brand? Fiscal year '13 will be a year that amplifies the best of the NIKE Brand in the lives of athletes and consumers. Yes, we're going to see ongoing challenges. The global economy will continue to be volatile. Business will continue to evolve. But we're prepared to manage through that. Our focus is trained on leveraging the power of the brand. We have more resources, more talent and more innovation in the pipeline than any time in our history, and we intend to keep it focused on our biggest growth opportunities.

Thanks, and now here's Don.

Don Blair, VP & Chief Financial Officer:  Thanks, Charlie. Before I review our Q4 results and FY '13 guidance, I want to make 3 points that put those details into context: first, that our portfolio of businesses can deliver strong revenue growth even in a volatile environment; second, that we delivered solid profitability for the year despite significant input cost pressures and while continuing to make investments to drive future growth; and third, that while the global economy remains uncertain, we're confident we can improve our profitability and we'll continue to manage our business for a sustainable, profitable growth over the long term.

Let's take the first point, the power of our portfolio to drive growth. Mark and Charlie both described FY '12 as the year in which we delivered tremendous revenue growth, fueled by product innovation, brand strength and realignment of the retail landscape, all within the framework of the category offense. We haven't yet reached the full worldwide potential of these strategies and are confident they will fuel our growth in FY '13 and beyond. We don't expect that any component of our portfolio will deliver maximum performance every year. The benefit of our portfolio is its ability to smooth the ups and downs of any one business to deliver consistent growth for NIKE, Inc. We still see enormous opportunity for organic growth from our existing portfolio and believe we're still on track to reach our goal of $28 billion to $30 billion in revenue by FY '15 even after the divestiture of Cole Haan and Umbro.

Second point. We delivered solid profitability in fiscal 2012 despite significant input cost headwinds. As we've discussed on previous calls, higher input costs were a significant drag on FY '12 gross margins despite our ongoing product cost reduction initiatives and significant price increases. Nevertheless, we maintained strong top line momentum and leveraged SG&A to deliver 8% EPS growth for the year.

The final point. We're confident we can improve our profit margins over time and remain committed to managing our business for sustainable, profitable growth. As Charlie mentioned earlier, we're working to improve gross margin through product cost reduction initiatives such as lean manufacturing, breakthrough innovations like Flyknit, supply chain efficiencies and pricing.

Those efforts delivered measurable results in FY '12, although not enough to offset the macroeconomic headwinds in the short term. In addition, we're delivering leverage in our core overhead functions while investing for growth. Some investments continue long-term strategies with a well-established track record of creating value. Some examples are enhancing retail experiences in-store and online, converting Converse license markets to direct distribution and demand creation investments around global sporting events like the Olympics, where we launched product innovations and connect our brands to consumers. Other investments are in breakthrough innovations such as new manufacturing methods like Flyknit and digital products and services like FuelBand. We're convinced that both types of investments will deliver a strong ROI and we'll continue to make them.

As we enter FY '13, macroeconomic uncertainty remains high, putting pressure on the near-term profitability of many global companies. But this environment also represents an opportunity for those that have strong competitive positions and the financial strength to invest to create further separation. We recognize that no company is immune to the impact of significant macroeconomic downdrafts, particularly over the course of a few quarters. Our commitment is to use all of the levers under our control to strengthen our business and deliver sustainable, profitable growth over time.

With that context, let me provide you a recap of our Q4 results as well as for the full year. Fourth quarter revenue for NIKE, Inc. grew 12%. On a currency-neutral basis, both NIKE, Inc. and the NIKE Brand grew 14%, and our Other Businesses grew 16%. NIKE Brand futures orders advanced 12% on a currency-neutral basis as each geography and key category increased. Running, Basketball, Football and Men's Training led the way, with each growing at a double-digit rate. Both units and average price per unit each contributed 6 points of growth.

On a reported basis, Futures Orders grew 7%, reflecting weaker international currencies, particularly the Euro.

Fourth quarter diluted EPS declined 6% to $1.17, bringing full year EPS to $4.73, up 8% versus prior year. The Q4 decline was driven by lower gross margin, planned demand creation investments and a higher tax rate, partially offset by the benefits of a lower share count. In addition, our Q4 results included a $24 million restructuring charge to streamline NIKE Brand operations in Western Europe. Compared to last year, gross margin decreased 150 basis points for the quarter and was down 220 basis points for the year. As in previous quarters, higher input costs were the primary drivers of the Q4 decline, though these were partially offset by higher prices, lower airfreight and product cost reduction initiatives. Our Q4 results also reflected accelerated investments in digital R&D as well as an unanticipated customs assessment related to 4 previous fiscal years. These factors reduced our Q4 and full year gross margin by approximately 70 and 20 basis points, respectively.

As expected, SG&A growth accelerated in Q4 as higher demand creation investments offset strong operating overhead leverage. Demand creation grew 23% for the quarter, driven by investments in the launch of the NIKE FuelBand and NFL Apparel, as well as marketing for NIKE Free, European Championships and the Olympics.

Operating overhead grew 6% for the quarter, reflecting mid-teens growth in DTC costs and mid single-digit growth for wholesale and corporate overhead.

For the year, SG&A grew 11%, 5 points below the rate of revenue growth.

The effective tax rate for FY '12 was 25.5% compared to 25% for fiscal 2011, primarily due to increases in tax reserves, partially offset by a reduction in the effective tax rate on operations outside the U.S. Our capital productivity and balance sheet remains strong as our full year return on invested capital increased 50 basis points to 22.2%, and we held $3.8 billion of cash at year end.

Inventory at year end was up 23% versus May 31 last year, continuing the trend of quarterly sequential improvements. NIKE Brand inventories grew 19%, reflecting a 10% increase in units. As we've said previously, we do have more inventory than we'd like in China and Western Europe, but continue to be comfortable with inventory levels in most of our businesses. The majority of the inventory growth is in North America and the Emerging Markets, where revenue growth has been extremely strong and our factory stores have been a very effective and very profitable tool for managing the marketplace.

Although our progress in managing down inventory levels has actually been a bit faster than we expected 90 days ago, we still expect the rate of dollar inventory growth to remain above revenue growth through the first half of fiscal 2013.

Now let's take a look at our performance by segment, starting with North America. Over the last 2 years, North America revenues have increased over 30%, a testament to the power of the category offense to drive profitable growth. In Q4, North America revenues increased 13% on both a reported and currency-neutral basis, fueled by growth in every key category and led by double-digit growth in Running and Basketball, as well as Men's and Women's Training.

For Q4, Footwear revenue increased 14% and Apparel revenue grew 8%, as we continued to see the benefits of realigning the retail marketplace along category lines.

Direct to Consumer revenues grew 17% in Q4, as comp store sales increased 13% and online sales grew 27%. For the year, North America DTC passed the $2 billion revenue mark.

Q4 EBIT for North America grew 8% as robust revenue growth, gross margin expansion and operating overhead leverage were partially offset by an increase in demand creation. For FY '12, North America EBIT reached $2 billion, up 16% for the year.

In Western Europe, Q4 revenues increased 7% on a currency-neutral basis, driven by growth in every territory except Italy. Category revenue growth was led by double-digit increases in Running and Football, more than offsetting a mid-single digit decline in Sportswear. On a reported basis, Q4 revenues for Western Europe grew 2%, but EBIT declined 6% as improved gross margin was more than offset by demand creation investments in the European Championships and the Olympics as well as restructuring costs to streamline the organization.

Central and Eastern Europe continued to build momentum in Q4 as revenues increased 20% on a currency-neutral basis, led by double-digit growth in Russia and Poland. All categories except Sportswear and Men's Training grew double digits, led by nearly 50% growth in both Running and Football.

On a reported basis, Q4 revenues for CEE grew 12% and EBIT increased 6%. The EBIT improvement was driven primarily by revenue growth, which was partially offset by lower gross margins and demand creation investments in the European Championships.

In China, currency-neutral revenue grew 14% in Q4, reflecting strong growth across all territories and categories. For the quarter, Footwear revenue advanced 21%, while Apparel revenue grew 3%.

On a reported basis, Q4 revenue for China grew 18% and EBIT increased 9% as higher revenues and higher gross margins were partially offset by SG&A investments in both demand creation and operating overhead. As Charlie explained earlier, both the Chinese economy and our industry are evolving rapidly. In the short term, these changes have resulted in slowing revenues and higher inventory levels across the industry, with some of our competitors reporting significant revenue declines. Our futures orders for China grew 2% in constant currency, a significant slowdown versus last quarter. While we expect revenue growth to moderate in the near term, we remain very enthusiastic about the long-term growth potential in China. The strength of our brands and our deep connection to Chinese consumers position us to continue to lead and grow in this critical market.

In Japan, Q4 currency-neutral revenues increased 9% due partially to comparisons to prior-year results that reflected the impact of the tsunami. Performance products, especially Running, continue to drive the growth. On a reported basis, Q4 revenue for Japan increased 11% and EBIT improved by 115%, driven by revenue growth, higher gross margins and SG&A leverage.

Our Emerging Markets geography continues to drive strong growth as Q4 revenues grew 23% on a currency-neutral basis. All but one category and 8 of 9 territories posted double-digit revenue growth led by Mexico, Brazil, Argentina and Korea. On a reported basis, Q4 revenue for the Emerging Markets grew 16% and EBIT increased 2% as revenue growth was mostly offset by lower gross margins and increased investment in demand creation.

Fourth quarter revenues for our Other Businesses increased 16% on both a reported and currency-neutral basis, driven by double-digit growth at Converse, NIKE Golf, Umbro and Cole Haan. EBIT for the Other Businesses increased 35%, driven by higher profits at Converse, NIKE Golf and Cole Haan.

On May 31, we announced our intention to divest in Cole Haan and Umbro. While we believe these businesses still have potential for growth and profitability, this decision reflected our confidence in the growth potential of the NIKE Brand and the remaining brands in our portfolio, as well as our commitment to focus our resources on the greatest opportunities for creating shareholder value.

For fiscal 2012, these 2 businesses combined accounted for $797 million of revenue and a $43 million loss before interest and taxes. For additional clarity on the impact of these businesses in FY '11 and FY '12, we've provided quarterly P&L details in a new supplemental schedule posted on our website. We're currently in the process of preparing Cole Haan and Umbro for sale and identifying potential buyers. At this stage, we cannot predict the ultimate financial impact of these businesses on FY '13 results for NIKE, Inc.

To provide greater visibility to this impact, as well as the results of operations for our ongoing businesses, we intend to separately report the results of Cole Haan and Umbro beginning in the first quarter of fiscal '13. These results will include 4 elements. One, operating results for both businesses. These results are subject to a number of variables, most notably the timing of divestitures and the commercial performance of the businesses. If both businesses were owned for the duration of FY '13, we currently expect they would report a consolidated pretax loss of $50 million to $75 million. Two, costs for executing the transactions and other costs related to the divestitures, if any. Although the total cost for these items is unknown at this time, we have included our estimate for Q1 in the guidance that follows. Three, noncash charges related to the divestiture of Umbro. Upon the sale of the business or when the ultimate selling price becomes estimable, we expect to incur noncash charges to liquidate certain balance sheet accounts, most significantly the cumulative translation adjustment and deferred tax assets related to Umbro. Based on the May 31 balance sheet, we would anticipate a pretax charge of $170 million, or $110 million after tax for the CTA and an after-tax charge of $32 million for the deferred tax assets. And four, the results of these businesses will include gains or losses on sale, which cannot be estimated at this time.

For Q1 of FY '13, assuming neither Cole Haan nor Umbro is divested during the quarter, we estimate a consolidated pretax loss from these businesses of approximately $30 million, including costs of preparing for the divestitures.

So let me now provide guidance for our ongoing business operations. Just to be clear, this guidance excludes FY '12 and FY '13 results for both Cole Haan and Umbro as well as the FY '13 impact of divesting of those businesses. For our ongoing businesses, we expect FY '13 constant-currency revenue growth at or slightly above our high single-digit target range, in line with the guidance we gave on our last call. However, on a reported basis, we now expect mid-to-high single-digit revenue growth, reflecting the recent erosion of foreign currencies, particularly the euro.

For Q1, we expect to report high single-digit revenue growth, reflecting the current momentum of our products and brands as well as strong sales of Olympic and NFL product. For our ongoing businesses, we expect gross margin to improve sequentially in FY '13, but less than previously anticipated due to the impact of significant FX headwinds. We now expect gross margin to decline about 100 basis points in Q1 with sequential improvement each quarter, leading to year-on-year increases in the second half and a slight improvement for the year. We expect full year SG&A for our ongoing businesses to grow faster than revenue at a high single to low double digit rate as we continue to invest in our brands, DTC and innovation, while driving leverage in our core operating overhead.

For Q1, we expect operating overhead to grow at a low double-digit rate and demand creation to grow approximately 30% as we use the Summer of Competition to showcase our product innovation and reinforce our brand connections with consumers.

We now expect the FY '13 effective tax rate will be about 26.5%, with the first half of the year roughly 1 point higher. This higher tax rate is due to the shift of earnings mix to higher-taxed countries such as the U.S.

In aggregate, we expect our ongoing operations, excluding Cole Haan, Umbro and the associated divestiture impacts, to deliver high single-digit EPS growth in FY '13. This is below our long-term goal of mid-teens EPS growth as a result of the significant negative impact of weaker international currencies on both gross margin and translated foreign earnings, as well as a higher effective tax rate.

Our results in FY '12 reflect the power of the NIKE portfolio to drive strong revenue growth. They also demonstrate our ability to deliver solid profitability despite significant macroeconomic headwinds, while still investing in those areas with the strongest potential for future growth. We have tremendous brand strength and a deep pipeline of innovation that will continue to fuel our long-term revenue growth in FY '13 and into the future. We also have the operational and financial discipline to continue to manage the levers within our business to ensure we deliver profitable growth over time.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: Kate McShane. Citi Investment Research

<Q - Kate McShane>: Don, I was wondering if you could talk about inventory a little bit more. I think on the last call, you had estimated that you thought the higher inventories in China and Europe would take about 6 months to work through. Is this going to take longer now? And can you just give us an update on the inventory levels with respect to those 2 countries?

<A – Don Blair>: Okay. So I'm going to let Charlie speak specifically to those 2 markets, but what I do want to do is just reiterate from an overall standpoint, about 70% of our inventory is really coming from other places. So to just put this into context, North America and Emerging Markets are really driving the overall balances for the company. And the inventory positions we're working through in China and Western Europe are much smaller piece of that equation.

<A – Charlie Denson>:  Yes, this is Charlie, and I think our ability to move through the inventory, we feel very confident. Right now the Apparel piece, specifically in China, is a little bit heavier. We've talked about that in the past. We think that we're in a good position to move through that -- through the calendar -- or through the end of the calendar year. So as we look at the second half of the fiscal year, our anticipation is that we'll be in a better position in both geographies from an inventory standpoint.

<A – Mark Parker>:  But most of the inventory growth, as Don said, I want to point that out again, is coming out of the fast growth territories, in North America and Emerging Markets.

<Q - Kate McShane>: Okay. And did you happen to quantify how much the discounting of the European and China Sportswear had on your gross margins during the quarter?

<A – Don Blair>:  Yes, there was a pretty small impact from off-price margin and mix in the fourth quarter. It was a very modest, negative impact, about 20 basis points.

<Q - Kate McShane>:  So the surprise of the 50 basis points are down from where you originally guided came from where?

<A – Don Blair>:  Well as I said in the prepared remarks, we had 70 basis points of drag that came from 2 things: one was increased R&D on the digital side, which does flow through our gross margin; and the second piece was an unanticipated customs assessment out of one of our Emerging Market territories that relates to 4 previous fiscal years. So those were both nonproduct-driven elements of gross margin that were different from what we had anticipated 90 days ago.

Operator: Bob Drbul, Barclays

<Q – Bob Drbul>: Just got a couple of questions. First, Mark, you reiterated your confidence in the ability to get to the $28 billion to $30 billion number that you guys laid out by 2015. Can you specifically talk a little bit about China? I think you had talked about the potential to double China over that period. Can you still give us a feel for where you think you are in that market, especially given some of the trends that are there currently?

<A – Mark Parker>:  Sure. My confidence in the -- our confidence, I'll say, in that $28 billion to $30 billion is in the overall diversity of the portfolio that we've got. So -- and we feel China, although we're hitting a speed bump here in fiscal '13, we feel very confident in the long-term growth potential in China. I think we're working through some inventory -- industry-wide inventory issues there. As we discussed, the consumer appetite for our product, our brands, is quite strong. We feel really good about our position overall, working very closely with our partner retailers in China. And again, the prospects for our growth over this period in China are actually quite strong despite fiscal '13 is going to be a bit more challenging than what we've seen over the past 5 years. And again, we feel very strong about the overall portfolio growth opportunity from a category and a geography standpoint.

<Q – Bob Drbul>:  Okay. And then my second question is can you elaborate a little bit on the trends in Europe? Have you seen with the Euro Championships any major improvements or things that you're really excited about? And when you think about the Olympics that are on the horizon now, what the expectations are for that specific business as well?

<A – Charlie Denson>:  Bob, this is Charlie. Well, I think that Western Europe has -- I'm still pretty bullish on the Western Europe business. I think it's -- there's a big opportunity for us there as you look at both where we're positioned in the marketplace and what we've been able to do over the last 1 year, 1.5 years around our performance positioning, which is the one I'm most excited about. Some of our market share information coming out continues to show some very substantial gains across the Western European landscape, and it's really what we build the rest of the platform off of, whether it's the Training or the Sportswear. So I'm still pretty bullish about the opportunity in Europe. I think obviously, the macros continue to moderate that push-ness because you just don't know how strong the macros are going to -- how much of a headwind we're going to be running into. But I feel really good about the reorg. You see the -- we took the charge in the fourth quarter around reorg-ing the Western European business. I feel very confident about what we're doing there and the direction that we're taking and I really like the positioning that we have regarding performance and what we're doing there. And I think that there's some real opportunity around distribution. And doing some things across the geography, again to leverage both our brand strength and our ability to create and manage the marketplace.

Operator: Robby Ohmes, Bank of America

<Q – Robby Ohmes>:  I was hoping that you could give a little more detail on China and I guess, can you just give us a picture of the slowdown going over there. Is it just everything is slowing or is it your partners, and you have decided we need to slow our door growth, and that's impacting the futures orders? Is it Tier 1 is performing differently than Tier 2, 3, 4? Can you just sort of give us maybe more color on what's going on over there since we all don't get to get over there probably as much as we would like? And then I have a follow-up question.

<A – Charlie Denson>:  Robert, this is Charlie. So it's all of the above. And a little bit -- and what I would say is, and we've talked a lot about this, both internally and externally. I -- the good news is that the China business and the China market continues to grow. We knew that it was going to hit a bump in the road somewhere along the way. It got here maybe a little bit faster than we thought because of the growth that we've experienced and so we feel great about, as Mark said, the brand position, our connection with the consumers. I went through 3 different things that we're really focusing on as we navigate our way through this period: one is distribution; two is product; and three is brand. It's the 3 levers that we always pull. And quite frankly, I feel as strong and as good about all 3 of those levers going forward as I ever have. When you look at the overall industry, Don alluded to the fact that the overall industry has hit a little bit of a speed bump. We're not the only one that's seeing this. And then when you throw in some of the macro circumstances that we've all seen coming out of the China economic figures, you have a little bit of a perfect storm that's hitting right now, but it hasn't diminished our growth potential numbers or our bullishness in that marketplace or with that consumer long term.

<Q – Robby Ohmes>:  Is it more Apparel than Footwear, or is it balanced?

<A – Charlie Denson>:  Well, our Footwear business is still strong. We have seen a little bit more of an impact in Apparel. We've had some sizing issues that we are in the process of fixing, which we believe will enhance the -- our ability to move through Apparel. And then I think the other thing in -- I think in honesty, we -- the category offense has got us out in front of a lot of things, but I think we're still building a category consumer in China. And I think that the ability to continue to be brand-loyal first and a NIKE consumer and then start to differentiate and segment with the category offense will come over time. And we -- and it may be just a little bit before its time in the China marketplace right now which is really, if you look back through where we've been and how we created some of our Apparel inventory issues, it's really coming out of trying to execute the category offense maybe a little bit too bullish or aggressive in a marketplace with that consumer.

<A – Mark Parker>:  This is Mark. I'll add that Charlie pointed out product branded distribution, and those are the levers that we're pulling. And I'd say that we are much more sophisticated in our ability to manage those levers than we have been in our history in China. And so we're really dialing down on all of those opportunities over this next year. And again, I think we're very confident that we're going to see a return to some fairly robust growth here in China. Just working through this next fiscal year is going to be a bit of a transition.

<Q – Robby Ohmes>: And just lastly, can you just comment on the Basketball outlook in North America? It looks like it's upticking with your key retailers here. We're heading into back-to-school, and it -- and can you just comment on your feeling on that? And then also if that is happening, why wouldn't that also play out for you pretty favorably in China as you head into the fall season?

<A – Mark Parker>:  I'll start with our excitement around Basketball in North America, which is extremely high, seeing LeBron get his first ring and all the things that came with it. It's the most-viewed NBA Finals, I think, in history. I think with Kevin Durant, who's also a NIKE athlete, LeBron, Dwayne Wade, everybody that was involved in that has given us great confidence. Now as we move into that -- the next phase of storytelling, the U.S. Basketball team and moving into the Olympics in London will continue to fuel some of that excitement. And I agree, I think that will translate into a very strong brand position in China. We've talked for years how important Basketball is to the Chinese consumer, whether it's with the NIKE Brand or the Jordan Brand. And I think that we'll continue to see that excitement translate into the China business as well.

Operator:  Jim Duffy, Stifel Nicolaus

 <Q – Jim Duffy>: A couple of questions. One is the balance of the futures across the window. I was hoping you could speak to that, and I'm wondering if you saw any meaningful cancellation of futures from the numbers out of the third quarter.

<A – Don Blair>:  Answer is they're stronger in the front half of the window than the back half, reflecting a couple of factors. You've got Olympics, you've got NFL and some other factors driving some of that first quarter versus second quarter growth. And the answer on cancellation is no, we haven't seen a meaningful move on that.

<Q – Jim Duffy>:  And then could you speak to the nature of the digital investments that you're making that have impacted the gross margins? And when that may run its course or you begin to see leverage there?

<A – Don Blair>:  Well first of all, it's going to be a couple of things. It's going to be research and development but also as we commercialize new products, a lot of the costs of ramping up production are going to go through our gross margin. And so part of this is a scale question. We are at this point at the front end of some of these technologies and some of these businesses, so we're investing at this stage to ramp up both the technology as well as the production on it and so just like any other new product, margins tend to improve over time.

<Q – Jim Duffy>:  Okay. And Don, those investments were incremental to what you'd expected when you talked about the plan coming out of the third quarter?

<A – Don Blair>:  Yes. It's really a question of timing on this but yes, the products have really taken off. We've taken some decisions to add capacity. And we've really been building on the success of those launches.

Operator:  Omar Saad, ISI Group

<Q – Omar Saad>:  First, wanted to kind of follow up on a comment Mark made in his prepared remarks about the nature of the industry really being driven by competition. Can you kind of put into context price competition in the industry? Are you seeing that change over time from the competitive landscape or is it -- it may be different in certain markets or certain categories as you look at the competitive landscape and how some of the players may or may not be using price?

<A – Mark Parker>:  Well, we -- one factor that we have never seen really change is the appetite for meaningful innovation and premium product. And it's always been our position is that it really starts with the performance of the product, the strength of the product. And that's why we've driven such a high share of our product revenue in sales in the premium and performance price channels or price ranges. And again, we think that'll continue. That's one of the benefits of having a really strong brand and such a focus on the innovation side of the business. That said, there is an appetite, I think, for a good level product as well around the world. But we're not seeing a market change in that condition overall. It's pretty much stayed the same, I think, throughout this period. We haven't seen a real downward pressure on our premium level of product. But it's all dependent on how strong that level of product is and how well we deliver that innovation.

<A – Don Blair>:  Yes, I would just add on top of that a little bit because I think you're talking about price discounting and are we seeing some of the pricing pressures through some of the discounting from some of the competition. And again, I think in times like this, price value is going to be challenged, and if you can't deliver the value, which we feel very confident that we're able to do and it speaks back to what Mark said about innovation, then I think some of the following players may shake out a little bit, but I think the consumer is going to vote on that.

<A – Mark Parker>:  Yes. I mean to be clear, innovation really takes place at all price points, good, better and best. And that remains our focus is making sure that we get that price-value relationship as strong as possible.

<Q – Omar Saad>:  Got you. And then any update on the Flyknit launch upcoming? Are you adding capacity there, given what could be a strong potential demand for that new product?

<A – Mark Parker>:  Yes, I see the -- demand for Flyknit is actually quite strong. It is another one of those areas where we're investing to increase our capacity and catch up with the demand, which is very strong. Right now we're selling every pair of Flyknit shoes we can make.

<A – Don Blair>:  We do have some capacity restraints early and because the demand has been so strong.

<A – Mark Parker>:  So there's a ramp-up period to catch up with demand that we're also seeing with the FuelBand, for example. Two incredibly innovative new products involving new technology, so there's a bit of a ramp-up that is costing a bit of time and money. But Flyknit, I continue to be -- we continue be incredibly bullish on the impact that Flyknit will have not only from a performance standpoint, but revolutionizing how we manufacture product as well.

<A – Don Blair>:  And I want to just align this with conversations we've been having about Lunar. Lunar was a brand-new technology launched at the 2008 Beijing Olympics and now it's about a $2 billion business at retail. This is another example here with Flyknit, FuelBand; these are technologies we launched around these global events and then we build them over time into multiple categories and much bigger commercial businesses.

Operator:  Joe Parkhill, Morgan Stanley

<Q – Joe Parkhill>:  I was just -- I know you've talked about China a lot today already, but I just wanted to ask a little bit about profitability and how you're expecting that region to come out over the next year. And then is some of the recovery -- you repositioning Apparel towards more performance, and how long do you think that type of initiative is actually going to take?

<A – Mark Parker>:  Well I think with respect to profitability, I mean we believe that we're going to continue to develop that market profitably, meaning that we're going to continue to drive more velocity through our retail network, both the one we own and the one that we partner with others. We do believe there's an opportunity to, as Charlie said, expand performance product. And so we do think there's a lot of levers. So we think the growth will definitely be profitable growth.

<A – Don Blair>:  Yes, and I'll just chime in again on the positioning and the product side of things. I think as we've talked about it and as we will continue to talk about this -- the amplified sport positioning, which is really establishing the premium performance positioning in the marketplace, which I think speaks to the brand and the history of the brand, the legacy of the brand, and then it's really combining that with the increased capacity and capabilities around our ability to take advantage of Lifestyle and Sportswear and it's that full-time relationship with the athlete, whether they're competing, whether they're training or actually whether they're just expressing themselves. And it's something we feel very confident and, quite frankly, very excited about, our ability as a brand to do something that really no other brand can do across a spectrum of product, price points and marketplaces around the world. So it really captures what we think the overall potential of the brand really represents.

<A – Mark Parker>:  On your question on profitability, we are working more closely with our retail partners in China, as I said before, to enhance their profitability through merchandising mix of product flow, assortment planning, focus on key items and concepts. These are things that I think we're tightening up in terms of our relationship with those partners, and I think that'll enhance their profitability and ours at the same time.

<Q – Joe Parkhill>:  Okay. So I mean in the outgoing year, it's going to be profitable, of course, but margins, given lower revenue growth, might be under a little bit of pressure. Is that the right way to think about it or you're not going to guide towards the region?

<A – Mark Parker>:  Well, I mean there -- when the revenue growth slows down, there's a small amount of deleverage you might see in the supply chain, but that's not the biggest driver of margins.

Operator:  Taposh Bari, Jefferies

<Q – Taposh Bari>:  I was hoping you can comment on North American Apparel business? Up 8% seems like a little bit of a deceleration from the prior trend, if you can just provide any more commentary on that.

<A – Charlie Denson>:  I think -- this is Charlie. I think we're still very bullish and obviously, as you see the NFL stuff kick in, you're going to see that number continue to be a pretty solid number from us. I don't want to talk about what specifics are, but we're -- I think our Apparel number is one of the growth levers that we have talked about in the past. We feel very good about the progress we're making in pulling that lever. And I think the U.S. Apparel opportunity continues to be quite strong for us here in North America.

<Q – Taposh Bari>:  Okay. And then I wanted to ask Don just a follow-up question on the gross margins in the quarter. That $24 million restructuring fee, was that in your initial guidance when you guided to 100 basis points of compression?

<A – Don Blair>:  That is not in the gross margin line. So that restructuring charge is on the other income and expense line. So the 2 items that we discussed that were part of margins were digital investment as well as the customs assessment for the 4 previous fiscal years, both -- neither of which was in the guidance that we gave 90 days ago.

<Q – Taposh Bari>:  Great. And then just last question I wanted to ask for the other income line, how should we be modeling that line item for fiscal '13?

<A – Don Blair>:  The one thing to bear in mind is that line item includes a lot of currency impact. It's essentially items related to conversion gains and losses that affect the balance sheet as well as some hedging results. So we would expect to see a little bit of income in the first quarter and then not really significantly material items for the rest of the year.

<A – Kelley Hall>: Thank you, everyone, for joining us for our year-end call, and we'll look forward to talking to you next quarter.

Operator:  Ladies and gentlemen, this does conclude today's conference. Thank you, all, for joining, and you may now disconnect.